RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE UNDERSIGNED, being the sole Stockholder of NAVITEC GROUP, INC.,  a

Nevada  Corporation, in lieu of a Stockholders meeting, hereby  consent  to the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with WorldNet Resource Group, Inc. (A copy of which is attached) with WorldNet Resource Group, Inc. remaining as the surviving corporation, and be it

          FURTHER  RESOLVED, that the Corporation officers are  hereby
     authorized  to  execute  any  and  all  documents  necessary   to
     accomplish the merger.


DATED: February 4, 2000

                                   /s/ Anthony DeMint
                                   _________________________________
                                   ANTHONY N. DeMINT